A.M. Best today reaffirmed Ohio Indemnity’s B++ (Very Good) rating, which was assigned in February 2005. Our rating was lowered from A (Excellent) at that time due in part to issues related to Ernst & Young’s decision to withdraw their opinions for 2001 to 2003 and cease work on the 2004 audit as well as uncertainty related to a discontinued bail and immigration bond program that Ohio Indemnity reinsured. A copy of their public announcement is enclosed.

We are disappointed in A.M. Best’s decision. The Company has made substantial progress during the past month, including: 1) Skoda, Minotti & Co. issued an unqualified statutory audit report on Ohio Indemnity for 2003 and 2004, 2) Merlinos & Associates, Inc. issued an unqualified actuarial opinion on the adequacy of our reserves for potential losses on bail and immigration bonds as of March 31, 2005 and 3) the Audit Committee’s independent investigation reported no intentional misconduct by management as previously alleged by Ernst & Young. We also are working toward SEC compliance by having audited financials for Bancinsurance Corporation available as soon as practicable.

Matters related to the discontinued bond program have been isolated and are not affecting our core lines of business. We believe Ohio Indemnity’s current rating does not reflect upside potential from the outcome of arbitration proceedings on the discontinued bond program nor does it reflect our current financial position. We look forward to the future with confidence, bolstered by our history of conservative management and solid performance based on a focused growth strategy.

We appreciate your continued interest and will keep you informed of our progress.

Sincerely,

John S. Sokol
President
Ohio Indemnity Company